Exhibit 99.01

Reconciliation of EBITDA Loss to Net Loss

                                                                 For the Year
In thousands                                                  Ended December 31,
                                                                2004       2003
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Net loss                                                     $(6,285)   $(5,938)
                                                             ------------------

Interest expense                                               1,221        817
Charge for warrant issued to related party for debt            2,469         --
guaranty
Income tax (benefit)                                            (328)      (115)
Depreciation and amortization                                  1,397      1,218
Other non-operating (income) expense                            (121)        11
                                                             ------------------

EBITDA Loss                                                  $(1,647)   $(4,007)
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EBITDA is a non-US GAAP financial measure. A definition of EBITDA as used by us, and an explanation for our use of EBITDA, may be found in Management's
Discussion and Analysis of Financial Condition and Results of Operations.